Exhibit 99.1
Novint Technologies Completes Institutional Capital Raise
$9 Million Raise as Company Prepares to Ship Revolutionary New Game Controller, the Novint Falcon
ALBUQUERQUE, N.M.—(BUSINESS WIRE)—Novint Technologies (OTCBB:NVNT — News), which develops, markets, and licenses technology that adds realistic virtual touch to computing, announced today that it has completed a $9 million capital raise led by institutional investors. Proceeds will be used to take Novint’s products to market.
The Company’s flagship product, the Novint Falcon game controller lets users experience video games and other computer applications using a realistic and detailed sense of touch. Holding its handle, users feel three-dimensional shapes, textures, weight, dimension and force feedback effects in enabled games.
CEO Tom Anderson said, “This is an enormous milestone for Novint. We have just received our first shipment of Novint Falcons from our manufacturing line in China, and are previewing many of our 3D touch games at a leading industry event this week. Now, having closed this funding round, we have the resources to take these products to market, create many more powerful games, and introduce to the world an entirely new field of computing. It is my hope, and I think realistic, that this round will take us to profitability.”
Marvin Maslow, a director and an early investor in Novint, added, “People are consistently astounded with this technology, as I was when I first tried it. After one plays with the Novint Falcon, one can never go back to traditional game playing. It would be like going back to black and white TV or silent movies.”
This capital raise was completed as a unit offering with a unit price of $1.00, each unit consisting of one share of common stock and one 5 year warrant at a $1.50 exercise price. The aggregate amount of capital raised was $9 million with net proceeds to the Company of approximately $8.6 million. The shares of common stock issued in the private placement and issuable upon exercise of the warrants have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors absent registration or an applicable exemption from the registration requirements. Novint Technologies has agreed to file a registration statement covering the resale of the securities issued in this transaction and issuable upon exercise of the warrants.
About Novint Technologies
Novint (NVNT) develops, markets, and licenses technology that adds high-fidelity interactive 3D touch to computing. For more information visit: www.novint.com.
This press release contains statements that constitute “forward-looking statements” as that term is defined in the Securities Reform Act of 1995 (the “Reform Act”). Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements. Factors that may cause or contribute to such differences include, among other things, our technology becoming obsolete, consumers not purchasing our products, changes in business conditions and the economy, litigation and other risk factors identified in the Company’s Form 10-KSB and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release.
Contact:
For Novint Technologies

Investor Relations
Marvin Maslow, 917-923-3300
Maslow@ix.netcom.com
or
Media Contact
Sabrina Cook, 415-489-2012 x.201
Sabrina@blastmedia.com